Exhibit 10.1

AMENDMENT TO
MANAGEMENT CONTINUITY AGREEMENT

THIS AMENDMENT dated as of the 27th day of February, 2024, by and between Enpro Inc., a North Carolina corporation (the “Company”), and J. Milton Childress II (the “Executive”);

WITNESSETH:

WHEREAS, Executive entered into a Management Continuity Agreement with the Company dated January 30, 2006 (the “Agreement”), to provide financial protection to Executive in the event of a change in control of the Company in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change in control of the Company; and

WHEREAS, Executive and the Company desire to amend the Agreement as set forth herein to eliminate the provisions related to certain excise tax gross-up payments and in lieu thereof provide for a cutback of payments under certain circumstances, all consistent with the Company’s current policy for such agreements;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree that the Agreement is amended as follows effective as of the date hereof:

1.           Section 9 of the Agreement is amended to read as follows:

“9.          Adjustments to Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b) All determinations required to be made under this Section 9, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by PricewaterhouseCoopers LLC (or their successors) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.”

2.           Except as expressly or by necessary implication amended hereby, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by an officer thereunder duly authorized so to do, and Executive has accepted and executed this Amendment, all as of the day and year first above written.

ENPRO INC.

By:	/s/ Robert S. McLean
Name: Robert S. McLean
Title: Executive Vice President, General Counsel and Secretary

“Company”

/s/ J. Milton Childress II
J. Milton Childress II
“Executive”